Exhibit 99.1
FOR IMMEDIATE RELEASE

Red River Bancshares, Inc. Reports First Quarter 2022 Financial Results
ALEXANDRIA, Louisiana, April 29, 2022 (GLOBE NEWSWIRE) -- Red River Bancshares, Inc. (the “Company”) (Nasdaq: RRBI), the holding company for Red River Bank (the “Bank”), announced today its unaudited financial results for the first quarter of 2022.
Net income for the first quarter of 2022 was $7.4 million, or $1.03 per diluted common share (“EPS”), a decrease of $1.1 million, or 13.1%, compared to $8.5 million, or $1.17 EPS, for the fourth quarter of 2021, and a decrease of $673,000, or 8.3%, compared to $8.1 million, or $1.10 EPS, for the first quarter of 2021. For the first quarter of 2022, the quarterly return on assets was 0.93%, and the quarterly return on equity was 10.27%.
First Quarter 2022 Performance and Operational Highlights
In the first quarter of 2022, the Company had solid loan growth, deployed funds into the securities portfolio, and had reduced earnings. We continued to execute our organic expansion plan in the New Orleans and Acadiana markets, renewed the stock repurchase program, and announced changes to the board of directors.
•Assets were fairly consistent during the first quarter of 2022 and totaled $3.21 billion as of March 31, 2022. The earning asset mix improved due to deploying funds into securities and loans.
•Net income for the first quarter of 2022 was $7.4 million, $1.1 million lower than the prior quarter due to lower Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) loan income, lower mortgage loan fee income, and a loss on equity securities, partially offset by higher securities income.
•Red River Bank is participating in the SBA PPP. As of March 31, 2022, PPP loans were $6.4 million, net of $169,000 of deferred income, or 0.4% of loans held for investment (“HFI”). PPP loan income decreased in the first quarter of 2022 due to lower PPP loan balances. PPP loan income for the first quarter of 2022 was $485,000, compared to $1.2 million for the prior quarter.
•Mortgage loan income for the first quarter of 2022 was $1.1 million, $540,000 lower than the prior quarter. The decrease in mortgage loan income was a result of reduced activity due to rising home prices and higher mortgage interest rates, as well as limited housing stock available for purchase.
•Equity securities are an investment in a Community Reinvestment Act (“CRA”) mutual fund consisting primarily of bonds. The mutual fund had a loss of $365,000 for the first quarter of 2022, compared to a loss of $75,000 for the fourth quarter of 2021.
•In the first quarter of 2022, excess funds were deployed into the securities available-for-sale (“AFS”) portfolio. Securities AFS as of March 31, 2022, were $810.8 million, or 25.2% of assets, compared to $659.2 million, or 20.4% of assets, as of December 31, 2021. This portfolio increased $151.6 million, or 23.0%, during the first quarter of 2022, which resulted in a $550,000 increase in securities income.
•As of March 31, 2022, non-PPP loans HFI (non-GAAP) were $1.73 billion,(1) an increase of $68.3 million, or 4.1%, from December 31, 2021. The growth in non-PPP loans HFI was primarily a result of new customer activity associated with new lenders in our expansion markets and increased loan activity in various legacy markets.
•Excluding PPP loan income, the net interest margin fully tax equivalent (“FTE”) (non-GAAP) for the first quarter of 2022 was 2.41%,(1) compared to 2.38% for the prior quarter. This increase was primarily a result of deploying low-yielding short-term liquid assets into higher-yielding securities and loans.
•Nonperforming assets (“NPA(s)”) were $973,000, or 0.03% of assets, as of March 31, 2022. As of March 31, 2022, the allowance for loan losses (“ALL”) was $19.2 million, or 1.11% of loans HFI.
•The board of directors approved changes to the Red River Bank 401(k) Profit Sharing Plan (“401(k) Plan”). Effective April 1, 2022, employees have the opportunity to invest a portion of their 401(k) Plan funds in the Company’s common stock through a unitized fund.
•We paid a quarterly cash dividend of $0.07 per common share.
•In the fourth quarter of 2021, the $5.0 million stock repurchase program that was approved in August 2021 was completed after reaching the purchase limit. On February 4, 2022, the board of directors approved the renewal of our stock repurchase program. The renewed repurchase program authorizes the Company to purchase up to $5.0 million of outstanding shares of common stock from February 4, 2022 through December 31, 2022. In accordance with this stock repurchase program, we repurchased 4,465 shares of our common stock in the first quarter of 2022 at an aggregate cost of $218,000.
•We continued implementing our organic expansion plan. On January 26, 2022, we opened our first Red River Bank full-service banking center in Lafayette, Louisiana. In March 2022, we leased an existing banking center location in downtown New Orleans, which, pending regulatory approval, we expect to open as the Bank’s first full-service banking center in the

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(1) Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.

New Orleans market in the second quarter of 2022. Also, we purchased property in Metairie, Louisiana, a New Orleans suburb, with the plan to construct a full-service banking center building.
•Various changes occurred with the Boards of Directors of the Company and the Bank. John C. Simpson, Chair Emeritus and a founding director, announced that he will retire from the Board of Directors of the Company and the Bank at the end of his current term, which expires at the Company’s 2022 annual shareholder meeting on May 5, 2022. Michael D. Crowell was appointed to the boards of the Company and the Bank.
Blake Chatelain, President and Chief Executive Officer, stated, “The first quarter of 2022 resulted in an improved asset mix and continued execution of our organic growth plans as we invest for future growth opportunities and take advantage of disruption with our competitors. As expected, earnings were reduced by the winding down of the PPP loan program. However, we have taken actions to mitigate this impact.
“The first quarter of 2022 was an exciting time for Red River Bank in terms of organic growth. In January 2022, we opened our first full-service banking center in Lafayette, Louisiana. The Acadiana market is experiencing changes in the competitive banking landscape, and we are seeing an increasing number of new opportunities to expand our customer base and market share. In the New Orleans market, we leased an existing banking center location in the business district, which we expect to open as the first Red River Bank full-service banking center in the second quarter of 2022, pending regulatory approval. This banking center is in close proximity to our loan and deposit production office and is adjacent to several new developments in downtown New Orleans. Also, in the first quarter, we purchased property on Veterans Memorial Boulevard in Metairie, Louisiana, with plans to build a banking center location. Our expansion into the New Orleans market is timely due to the continued market disruption in banking, combined with the full re-opening of the city from COVID-19 restrictions and a return of tourism and related industries.
“We are pleased with the 4.1% increase in non-PPP loans, which was a result of adding new lenders in our expansion markets and improved loan activity in our legacy markets. Along with loan growth, we actively deployed funds into the securities portfolio, which resulted in a solid increase in securities income.
“Our employees are pleased that they are able to purchase Red River Bancshares, Inc. common stock via a mutual fund in their 401(k) Plan. This enhancement should expand employee ownership in the Company.
“The banking industry is facing a challenging operating environment in 2022 due to continued supply chain and workforce issues, inflation, geopolitical turmoil, and expected interest rate changes by the Federal Open Market Committee. We are focused on adjusting to these dynamics and are encouraged by our growth opportunities due to our market expansion, disruption with our competitors, and improved economic activity.”
Net Interest Income and Net Interest Margin FTE
Net interest income and net interest margin FTE for the first quarter of 2022 were negatively impacted by lower PPP loan income, partially offset by an improved asset mix when compared to the prior quarter. These measures were impacted by the low interest rate environment despite the Federal Open Market Committee (“FOMC”) increasing the target federal funds rate on March 16, 2022.
Net interest income for the first quarter of 2022 was $18.7 million, which was $47,000, or 0.3%, lower than the fourth quarter of 2021, due to a $66,000 decrease in interest and dividend income, partially offset by a $19,000 decrease in interest expense. The decrease in interest and dividend income was primarily due to a decrease in PPP loan income, partially offset by an increase in securities income. PPP loan income decreased $727,000 due to lower average PPP loans outstanding and lower fees recognized to income on PPP loans. Securities income increased $550,000 during the first quarter as we increased our investment in our securities portfolio by deploying lower-yielding short-term liquid assets into higher-yielding taxable securities. Interest expense decreased in the first quarter of 2022 as a result of our third quarter 2021 adjustment to rates, which impacted new and renewing time deposits, partially offset by an increase in the average balance of interest-bearing transaction deposits.
The net interest margin FTE decreased six basis points (“bp(s)”) to 2.46% for the first quarter of 2022, compared to 2.52% for the prior quarter, primarily due to a 16 bp decrease in loan yield driven by a $727,000 decrease in PPP loan income. This decrease was partially offset by an eight bp increase in the yield on taxable securities driven by our deployment of short-term liquid assets into the securities portfolio. This activity increased the balance of higher-yielding taxable securities and decreased the balance of lower-yielding short-term liquid assets, which also benefited from higher yields compared to the prior quarter due to a higher interest rate environment.
Average PPP loans outstanding, net of deferred income, for the first quarter of 2022 were $11.1 million, which was $18.1 million lower than the prior quarter. During the first quarter, we received $11.6 million in SBA forgiveness and borrower repayments on PPP loans, compared to $29.6 million in the prior quarter. PPP loans have a 1.0% interest rate, and PPP loan origination fees are recorded to interest income over the loan term, or until the loans are forgiven by the SBA or repaid by the borrower. When PPP loan forgiveness payments or borrower payments are received in full, the remaining portion of origination fees are recorded to income. For the first quarter of 2022, PPP loan interest and fees totaled $485,000, resulting in a 17.77% yield, compared to $1.2 million in interest and fees and a 16.46% yield for the prior quarter. The decrease in PPP loan income was primarily due to a lower amount of PPP loans forgiven by the SBA in the first quarter of 2022 than in the fourth quarter of 2021. The increase in PPP loan yield was primarily due to forgiving loans with higher origination fee percentages in the first quarter of 2022 when compared to the prior quarter. As of March 31, 2022, deferred PPP fees were $169,000.

Excluding PPP loan income, net interest income (non-GAAP) for the first quarter of 2022 was $18.2 million,(1) which was $680,000, or 3.9%, higher than the fourth quarter of 2021. Also, with PPP loans excluded for the first quarter of 2022, the yield on non-PPP loans (non-GAAP) was 3.88%,(1) and the net interest margin FTE (non-GAAP) was 2.41%(1). For the first quarter of 2022, PPP loans had a nine bp accretive impact to the yield on loans and a five bp accretive impact to the net interest margin FTE.
The FOMC is expected to raise the target federal funds rate several more times in 2022. Our balance sheet is asset sensitive, and historically, our deposit interest rates have adjusted more slowly than the change in the federal funds rate. As of March 31, 2022, floating rate loans were 14.5% of loans HFI, and floating rate transaction deposits were 4.4% of interest-bearing transaction deposits. Dependent upon balance sheet activity and excluding PPP loans, we expect an increasing interest rate environment to positively impact our net interest income and net interest margin FTE in 2022.
Provision for Loan Losses
The provision for loan losses for the first quarter of 2022 was $150,000, which was consistent with the prior quarter provision. The economic activity in Louisiana remained relatively consistent, and our asset quality metrics remained favorable for the quarter. We will continue to evaluate future provision needs in relation to loan growth and trends in asset quality.
Noninterest Income
Noninterest income totaled $4.4 million for the first quarter of 2022, a decrease of $1.3 million, or 22.4%, compared to $5.7 million for the previous quarter. The decrease was mainly due to lower mortgage loan income, a loss on equity securities, lower other income, and lower debit card income, net.
Mortgage loan income for the first quarter of 2022 was $1.1 million, a decrease of $540,000, or 32.4%, compared to $1.7 million in the previous quarter. This decrease was primarily driven by reduced activity due to rising home prices and higher mortgage interest rates, as well as limited housing stock available for purchase.
Equity securities are an investment in a CRA mutual fund consisting primarily of bonds. The gain or loss on equity securities is a fair value adjustment primarily driven by changes in the interest rate environment. Due to a significant increase in interest rates in the first quarter of 2022, equity securities had a fair value loss of $365,000 for the first quarter of 2022, compared to a loss of $75,000 for the previous quarter. In April 2022, all shares invested in the mutual fund were liquidated.
Other income for the first quarter of 2022 was $19,000, compared to $214,000 for the prior quarter. Other real estate owned (“OREO”) properties and a bank property were sold in the fourth quarter of 2021, resulting in a nonrecurring $196,000 net gain on sale.
Debit card income, net, totaled $936,000 for the first quarter of 2022, a decrease of $135,000, or 12.6%, from the prior quarter. This decrease was primarily a result of a seasonal decline in the number of debit card transactions.
Operating Expenses
Operating expenses for the first quarter of 2022 totaled $14.1 million, an increase of $46,000, or 0.3%, compared to $14.0 million for the previous quarter. This increase was mainly due to higher other taxes, technology expenses, personnel expenses, and occupancy and equipment expenses, offset by lower data processing expense and loan and deposit expenses.
Other taxes totaled $636,000 for the first quarter of 2022, up $138,000, or 27.7%, from the previous quarter. This increase was due to an increase in State of Louisiana bank stock tax resulting from higher deposit account balances and higher net income for the applicable tax years.
Technology expenses totaled $771,000 for the first quarter of 2022, an increase of $104,000, or 15.6%, from the previous quarter. This increase was primarily due to $59,000 of nonrecurring computer hardware and software expenses related to opening new locations in our expansion markets.
Personnel expenses totaled $8.5 million for the first quarter of 2022, up $90,000, or 1.1%, from the previous quarter. This increase was primarily due to having a full quarter of expenses for new staff added in the fourth quarter of 2021 in our expansion markets, partially offset by lower commission compensation related to lower mortgage loan activity.
Occupancy and equipment expenses totaled $1.5 million for the first quarter of 2022, up $68,000, or 4.8%, from the previous quarter. This increase was primarily due to $124,000 of nonrecurring expenses related to opening new locations in our expansion markets, partially offset by lower facility maintenance and repair expenses.
Data processing expense totaled $316,000 for the first quarter of 2022, down $221,000, or 41.2%, from the previous quarter. This decrease was primarily attributed to receipt of a $230,000 periodic refund from our data processing center in the first quarter of 2022.
Loan and deposit expenses totaled $130,000 for the first quarter of 2022, down $113,000, or 46.5%, from the previous quarter. This decrease was primarily due to the receipt of a $122,000 negotiated, variable rebate from a vendor in the first quarter of 2022.
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(1) Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.

Asset Overview
As of March 31, 2022, assets totaled $3.21 billion, which was $12.3 million, or 0.4%, lower than $3.22 billion as of December 31, 2021. During the first quarter of 2022, we deployed short-term liquid assets into the securities AFS portfolio and had non-PPP loan growth. Interest-bearing deposits in other banks decreased $254.7 million, or 33.4%, to $507.0 million and were 15.8% of assets as of March 31, 2022. Securities AFS increased $151.6 million, or 23.0%, to $810.8 million during the first quarter and were 25.2% of assets as of March 31, 2022. Partially offsetting the increase in the securities AFS portfolio was a $50.7 million net unrealized loss during the first quarter due to the change in market interest rates. The net unrealized loss on securities AFS was $55.5 million as of March 31, 2022, compared to $4.8 million as of December 31, 2021. Loans HFI increased $57.2 million, or 3.4%, which included a $68.3 million, or 4.1%, increase in non-PPP loans compared to the prior quarter. The loans HFI to deposits ratio was 59.47% as of March 31, 2022, compared to 57.86% as of December 31, 2021.
Loans
Loans HFI as of March 31, 2022, totaled $1.74 billion, an increase of $57.2 million, or 3.4%, from December 31, 2021. As of March 31, 2022, non-PPP loans HFI (non-GAAP) totaled $1.73 billion,(1) an increase of $68.3 million, or 4.1%, from December 31, 2021, due to new customer activity associated with new lenders in our expansion markets and increased loan activity in various legacy markets.
Red River Bank began participating in the SBA PPP in the second quarter of 2020. Through March 31, 2022, we had received SBA forgiveness and borrower payments on 97.5% of the PPP loans originated. As of March 31, 2022, PPP loans totaled $6.4 million, net of $169,000 of deferred income, and were 0.4% of loans HFI.
Our health care loans are made up of a diversified portfolio of health care providers. As of March 31, 2022, total health care loans were 9.0% of non-PPP loans HFI (non-GAAP), nursing and residential care loans were 4.7% of non-PPP loans HFI (non-GAAP), and loans to physician and dental practices were 4.2% of non-PPP loans HFI (non-GAAP). The average health care loan size was $337,000 as of March 31, 2022.
On March 5, 2021, it was announced that certain U.S. Dollar London Interbank Offered Rate (“LIBOR”) rates would cease to be published after June 30, 2023. As of March 31, 2022, 3.0% of our non-PPP loans HFI (non-GAAP) were LIBOR-based with a setting that expires June 30, 2023. Alternative rate language is present in each credit agreement with a LIBOR-based rate. We do not anticipate any issues with transitioning each loan to a non-LIBOR-based rate.
Asset Quality and Allowance for Loan Losses
NPAs totaled $973,000 as of March 31, 2022, down $6,000, or 0.6%, from December 31, 2021, primarily due to payments on nonaccrual loans. The ratio of NPAs to total assets was 0.03% as of March 31, 2022 and December 31, 2021.
As of March 31, 2022, the ALL was $19.2 million. The ratio of ALL to loans HFI was 1.11% as of March 31, 2022, and 1.14% as of December 31, 2021. The ratio of ALL to non-PPP loans HFI (non-GAAP) was 1.11%(1) as of March 31, 2022, and 1.15%(1) as of December 31, 2021. The net charge-off ratio was 0.00% for the first quarter of 2022 and 0.01% for the fourth quarter of 2021.
Deposits
Deposits as of March 31, 2022, were $2.93 billion, an increase of $17.4 million, or 0.6%, compared to December 31, 2021. Average deposits for the first quarter of 2022 were $2.90 billion, an increase of $116.3 million, or 4.2%, from the prior quarter. This increase was primarily a result of customers maintaining higher deposit balances, partially offset by the normal seasonal drawdowns as public entity customers distributed their year-end funds to other organizations. Noninterest-bearing deposits totaled $1.18 billion as of March 31, 2022, up $31.5 million, or 2.7%, from December 31, 2021. As of March 31, 2022, noninterest-bearing deposits were 40.34% of total deposits. Interest-bearing deposits totaled $1.75 billion as of March 31, 2022, down $14.1 million, or 0.8%, compared to December 31, 2021.
Stockholders’ Equity
Total stockholders’ equity as of March 31, 2022, was $264.9 million compared to $298.2 million as of December 31, 2021. The $33.3 million, or 11.2%, decrease in stockholders’ equity during the first quarter of 2022 was attributed to a $40.0 million, net of tax, market adjustment to accumulated other comprehensive income related to securities AFS, $502,000 in cash dividends, and the repurchase of 4,465 shares of common stock for $218,000, partially offset by $7.4 million of net income and $98,000 of stock compensation. We paid a quarterly cash dividend of $0.07 per share on March 24, 2022.
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(1) Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.

Non-GAAP Disclosure
Our accounting and reporting policies conform to United States generally accepted accounting principles (“GAAP”) and the prevailing practices in the banking industry. Certain financial measures used by management to evaluate our operating performance are discussed as supplemental non-GAAP performance measures. In accordance with the Securities and Exchange Commission’s (“SEC”) rules, we classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the U.S.
Management and the board of directors review tangible book value per share, tangible common equity to tangible assets, realized book value per share, and PPP-adjusted metrics as part of managing operating performance. However, these non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner that we calculate the non-GAAP financial measures that are discussed may differ from that of other companies reporting measures with similar names. It is important to understand how such other banking organizations calculate and name their financial measures similar to the non-GAAP financial measures discussed by us when comparing such non-GAAP financial measures.
A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.
About Red River Bancshares, Inc.
The Company is the bank holding company for Red River Bank, a Louisiana state-chartered bank established in 1999 that provides a fully integrated suite of banking products and services tailored to the needs of commercial and retail customers. Red River Bank operates from a network of 27 banking centers throughout Louisiana and two combined loan and deposit production offices, one each in Lafayette, Louisiana and New Orleans, Louisiana. Banking centers are located in the following Louisiana markets: Central, which includes the Alexandria metropolitan statistical area (“MSA”); Northwest, which includes the Shreveport-Bossier City MSA; Capital, which includes the Baton Rouge MSA; Southwest, which includes the Lake Charles MSA; the Northshore, which includes Covington; and Acadiana, which includes the Lafayette MSA.
Forward-Looking Statements
Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, and amended. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this news release and could cause us to make changes to our future plans. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in the section titled “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q, and in other documents that we file with the SEC from time to time. In addition, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. All forward-looking statements, express or implied, included in this news release are qualified in their entirety by this cautionary statement.
Contact:
Isabel V. Carriere, CPA, CGMA
Executive Vice President and Chief Financial Officer
318-561-4023
icarriere@redriverbank.net

FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of and for the Three Months Ended
(Dollars in thousands, except per share data)	March 31, 2022	December 31, 2021	March 31, 2021
Net Income	$7,392	$8,510	$8,065

Per Common Share Data:
Earnings per share, basic	$1.03	$1.18	$1.10
Earnings per share, diluted	$1.03	$1.17	$1.10
Book value per share	$36.91	$41.52	$38.99
Tangible book value per share(1)	$36.69	$41.31	$38.78
Realized book value per share(1)	$43.02	$42.05	$39.04
Cash dividends per share	$0.07	$0.07	$0.07
Shares outstanding	7,176,365	7,180,155	7,306,747
Weighted average shares outstanding, basic	7,179,624	7,229,324	7,317,995
Weighted average shares outstanding, diluted	7,198,616	7,247,277	7,337,151

Summary Performance Ratios:
Return on average assets	0.93%	1.09%	1.20%
Return on average equity	10.27%	11.33%	11.36%
Net interest margin	2.41%	2.46%	2.69%
Net interest margin FTE	2.46%	2.52%	2.76%
Efficiency ratio	60.80%	57.33%	54.02%
Loans HFI to deposits ratio	59.47%	57.86%	63.69%
Noninterest-bearing deposits to deposits ratio	40.34%	39.50%	40.37%
Noninterest income to average assets	0.56%	0.72%	1.01%
Operating expense to average assets	1.77%	1.79%	1.96%

Summary Credit Quality Ratios:
Nonperforming assets to total assets	0.03%	0.03%	0.13%
Nonperforming loans to loans HFI	0.02%	0.02%	0.18%
Allowance for loan losses to loans HFI	1.11%	1.14%	1.21%
Net charge-offs to average loans	0.00%	0.01%	0.00%

Capital Ratios:
Total stockholders’ equity to total assets	8.25%	9.25%	10.10%
Tangible common equity to tangible assets(1)	8.20%	9.20%	10.05%
Total risk-based capital to risk-weighted assets	17.28%	17.83%	18.87%
Tier 1 risk-based capital to risk-weighted assets	16.26%	16.76%	17.66%
Common equity Tier 1 capital to risk-weighted assets	16.26%	16.76%	17.66%
Tier 1 risk-based capital to average assets	9.51%	9.67%	10.43%
(1)Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.

RED RIVER BANCSHARES, INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
ASSETS
Cash and due from banks	$40,137	$23,143	$36,614	$33,728	$36,856
Interest-bearing deposits in other banks	506,982	761,721	693,950	633,744	566,144
Securities available-for-sale	810,804	659,178	568,199	512,012	515,942
Equity securities	7,481	7,846	7,920	3,961	3,951
Nonmarketable equity securities	3,451	3,450	3,449	3,449	3,447
Loans held for sale	6,641	4,290	8,782	12,291	18,449
Loans held for investment	1,741,026	1,683,832	1,622,593	1,600,388	1,602,086
Allowance for loan losses	(19,244)	(19,176)	(19,168)	(19,460)	(19,377)
Premises and equipment, net	50,605	48,056	47,432	47,414	46,950
Accrued interest receivable	6,654	6,245	5,927	6,039	6,460
Bank-owned life insurance	28,233	28,061	27,886	27,710	22,546
Intangible assets	1,546	1,546	1,546	1,546	1,546
Right-of-use assets	4,506	3,743	3,847	3,950	4,053
Other assets	23,638	12,775	11,807	11,704	11,619
Total Assets	$3,212,460	$3,224,710	$3,020,784	$2,878,476	$2,820,672

LIABILITIES
Noninterest-bearing deposits	$1,181,136	$1,149,672	$1,143,693	$1,031,486	$1,015,350
Interest-bearing deposits	1,746,592	1,760,676	1,560,890	1,538,113	1,499,925
Total Deposits	2,927,728	2,910,348	2,704,583	2,569,599	2,515,275
Accrued interest payable	1,329	1,310	1,340	1,432	1,699
Lease liabilities	4,610	3,842	3,943	4,042	4,138
Accrued expenses and other liabilities	13,919	11,060	12,230	10,479	14,649
Total Liabilities	2,947,586	2,926,560	2,722,096	2,585,552	2,535,761
COMMITMENTS AND CONTINGENCIES	—	—	—	—	—
STOCKHOLDERS’ EQUITY
Preferred stock, no par value	—	—	—	—	—
Common stock, no par value	60,050	60,233	65,130	65,934	67,093
Additional paid-in capital	1,877	1,814	1,751	1,692	1,638
Retained earnings	246,766	239,876	231,868	224,240	216,511
Accumulated other comprehensive income (loss)	(43,819)	(3,773)	(61)	1,058	(331)
Total Stockholders’ Equity	264,874	298,150	298,688	292,924	284,911
Total Liabilities and Stockholders’ Equity	$3,212,460	$3,224,710	$3,020,784	$2,878,476	$2,820,672

RED RIVER BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	For the Three Months Ended
(in thousands)	March 31, 2022	December 31, 2021	March 31, 2021
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$16,770	$17,415	$17,165
Interest on securities	2,962	2,412	1,890
Interest on federal funds sold	25	21	22
Interest on deposits in other banks	251	226	100
Dividends on stock	1	1	1
Total Interest and Dividend Income	20,009	20,075	19,178
INTEREST EXPENSE
Interest on deposits	1,281	1,300	1,587
Total Interest Expense	1,281	1,300	1,587
Net Interest Income	18,728	18,775	17,591
Provision for loan losses	150	150	1,450
Net Interest Income After Provision for Loan Losses	18,578	18,625	16,141
NONINTEREST INCOME
Service charges on deposit accounts	1,308	1,318	1,059
Debit card income, net	936	1,071	1,046
Mortgage loan income	1,127	1,667	2,882
Brokerage income	775	806	834
Loan and deposit income	371	457	473
Bank-owned life insurance income	172	175	133
Gain (Loss) on equity securities	(365)	(75)	(70)
Gain (Loss) on sale and call of securities	39	1	159
SBIC income	20	38	241
Other income (loss)	19	214	18
Total Noninterest Income	4,402	5,672	6,775
OPERATING EXPENSES
Personnel expenses	8,452	8,362	8,021
Occupancy and equipment expenses	1,492	1,424	1,278
Technology expenses	771	667	665
Advertising	219	230	183
Other business development expenses	303	280	299
Data processing expense	316	537	385
Other taxes	636	498	525
Loan and deposit expenses	130	243	255
Legal and professional expenses	418	493	368
Regulatory assessment expenses	250	268	201
Other operating expenses	1,075	1,014	983
Total Operating Expenses	14,062	14,016	13,163
Income Before Income Tax Expense	8,918	10,281	9,753
Income tax expense	1,526	1,771	1,688
Net Income	$7,392	$8,510	$8,065

RED RIVER BANCSHARES, INC.
NET INTEREST INCOME AND NET INTEREST MARGIN (UNAUDITED)

	For the Three Months Ended
	March 31, 2022			December 31, 2021			March 31, 2021
(dollars in thousands)	Average Balance Outstanding	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance Outstanding	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance Outstanding	Interest Earned/ Interest Paid	Average Yield/ Rate
Assets
Interest-earning assets:
Loans(1,2)	$1,690,445	$16,770	3.97%	$1,654,711	$17,415	4.13%	$1,594,796	$17,165	4.31%
Securities - taxable	556,648	1,879	1.35%	423,724	1,347	1.27%	295,501	862	1.17%
Securities - tax-exempt	215,360	1,083	2.01%	210,263	1,065	2.03%	195,406	1,028	2.10%
Federal funds sold	53,249	25	0.19%	55,342	21	0.15%	77,484	22	0.11%
Interest-bearing balances due from banks	589,794	251	0.17%	645,627	226	0.14%	447,265	100	0.09%
Nonmarketable equity securities	3,450	1	0.10%	3,449	1	0.10%	3,447	1	0.13%
Total interest-earning assets	3,108,946	$20,009	2.58%	2,993,116	$20,075	2.64%	2,613,899	$19,178	2.94%
Allowance for loan losses	(19,203)			(19,164)			(18,669)
Noninterest-earning assets	124,258			130,268			133,381
Total assets	$3,214,001			$3,104,220			$2,728,611
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing transaction deposits	$1,418,583	$455	0.13%	$1,310,430	$410	0.12%	$1,124,341	$479	0.17%
Time deposits	332,585	826	1.01%	341,445	890	1.03%	340,705	1,108	1.32%
Total interest-bearing deposits	1,751,168	1,281	0.30%	1,651,875	1,300	0.31%	1,465,046	1,587	0.44%
Other borrowings	—	—	—%	—	—	—%	—	—	—%
Total interest-bearing liabilities	1,751,168	$1,281	0.30%	1,651,875	$1,300	0.31%	1,465,046	$1,587	0.44%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	1,153,377			1,136,342			956,612
Accrued interest and other liabilities	17,514			18,050			18,187
Total noninterest-bearing liabilities:	1,170,891			1,154,392			974,799
Stockholders’ equity	291,942			297,953			288,766
Total liabilities and stockholders’ equity	$3,214,001			$3,104,220			$2,728,611
Net interest income		$18,728			$18,775			$17,591
Net interest spread			2.28%			2.33%			2.50%
Net interest margin			2.41%			2.46%			2.69%
Net interest margin FTE(3)			2.46%			2.52%			2.76%
Cost of deposits			0.18%			0.18%			0.27%
Cost of funds			0.17%			0.17%			0.25%
(1)Includes average outstanding balances of loans held for sale of $4.3 million, $6.1 million, and $11.1 million for the three months ended March 31, 2022, December 31, 2021, and March 31, 2021, respectively.
(2)Nonaccrual loans are included as loans carrying a zero yield.
(3)Net interest margin FTE includes an FTE adjustment using a 21.0% federal income tax rate on tax-exempt securities and tax-exempt loans.

RED RIVER BANCSHARES, INC.
LOAN INTEREST INCOME AND NET INTEREST RATIOS EXCLUDING PPP LOANS (NON-GAAP) (UNAUDITED)

The following table presents interest income for total loans, PPP loans, and total non-PPP loans (non-GAAP), as well as net interest income and net interest ratios excluding PPP loans (non-GAAP) for the three months ended March 31, 2022, December 31, 2021, and March 31, 2021.

	For the Three Months Ended
	March 31, 2022			December 31, 2021			March 31, 2021
(dollars in thousands)	Average Balance Outstanding	Interest/Fees Earned	Average Yield	Average Balance Outstanding	Interest/Fees Earned	Average Yield	Average Balance Outstanding	Interest/Fees Earned	Average Yield
Loans(1,2)	$1,690,445	$16,770	3.97%	$1,654,711	$17,415	4.13%	$1,594,796	$17,165	4.31%
Less: PPP loans, net
Average	11,061			29,191			108,334
Interest		28			76			284
Fees		457			1,136			1,848
Total PPP loans, net	11,061	485	17.77%	29,191	1,212	16.46%	108,334	2,132	7.97%
Non-PPP loans (non-GAAP)(3)	$1,679,384	$16,285	3.88%	$1,625,520	$16,203	3.90%	$1,486,462	$15,033	4.05%

Net interest income, excluding PPP loan income (non-GAAP)
Net interest income		$18,728			$18,775			$17,591
PPP loan income		(485)			(1,212)			(2,132)
Net interest income, excluding PPP loan income (non-GAAP)(3)		$18,243			$17,563			$15,459

Ratios excluding PPP loans, net (non-GAAP)(4)
Net interest spread			2.22%			2.19%			2.28%
Net interest margin			2.35%			2.33%			2.47%
Net interest margin FTE(4)			2.41%			2.38%			2.53%
(1)Includes average outstanding balances of loans held for sale of $4.3 million, $6.1 million, and $11.1 million for the three months ended March 31, 2022, December 31, 2021, and March 31, 2021, respectively.
(2)Nonaccrual loans are included as loans carrying a zero yield.
(3)Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.
(4)Net interest margin FTE includes an FTE adjustment using a 21.0% federal income tax rate on tax-exempt securities and tax-exempt loans.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

(dollars in thousands, except per share data)	March 31, 2022	December 31, 2021	March 31, 2021
Tangible common equity
Total stockholders’ equity	$264,874	$298,150	$284,911
Adjustments:
Intangible assets	(1,546)	(1,546)	(1,546)
Total tangible common equity (non-GAAP)	$263,328	$296,604	$283,365
Realized common equity
Total stockholders’ equity	$264,874	$298,150	$284,911
Adjustments:
Accumulated other comprehensive (income) loss	43,819	3,773	331
Total realized common equity (non-GAAP)	$308,693	$301,923	$285,242
Common shares outstanding	7,176,365	7,180,155	7,306,747
Book value per common share	$36.91	$41.52	$38.99
Tangible book value per common share (non-GAAP)	$36.69	$41.31	$38.78
Realized book value per common share (non-GAAP)	$43.02	$42.05	$39.04

Tangible assets
Total assets	$3,212,460	$3,224,710	$2,820,672
Adjustments:
Intangible assets	(1,546)	(1,546)	(1,546)
Total tangible assets (non-GAAP)	$3,210,914	$3,223,164	$2,819,126
Total stockholders’ equity to assets	8.25%	9.25%	10.10%
Tangible common equity to tangible assets (non-GAAP)	8.20%	9.20%	10.05%

Non-PPP loans HFI
Loans HFI	$1,741,026	$1,683,832	$1,602,086
Adjustments:
PPP loans, net	(6,397)	(17,550)	(119,358)
Non-PPP loans HFI (non-GAAP)	$1,734,629	$1,666,282	$1,482,728

Deposits	$2,927,728	$2,910,348	$2,515,275
Allowance for loan losses	$19,244	$19,176	$19,377

Loans HFI to deposits ratio	59.47%	57.86%	63.69%
Non-PPP loans HFI to deposits ratio (non-GAAP)	59.25%	57.25%	58.95%

Allowance for loan losses to loans HFI	1.11%	1.14%	1.21%
Allowance for loan losses to non-PPP loans HFI (non-GAAP)	1.11%	1.15%	1.31%